Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Maryellen Thielen
630-955-4830
Calamos Asset Management, Inc. Reports Second Quarter 2007 Results
     NAPERVILLE, Ill., July 24, 2007 — Calamos Asset Management, Inc. (NASDAQ: CLMS) today announced second quarter 2007 results. During the second quarter, net income was reduced by an aggregate 16 cents per diluted share as a result of the following two one-time charges, both of which management believes will have a positive impact on future financial performance:
•	expense associated with the termination of two closed-end fund compensation agreements that reduced diluted earnings per share by 12 cents; and
•	structuring fees related to the initial public offering of Calamos Global Dynamic Income Fund (NYSE: CHW) that reduced diluted earnings per share by 4 cents.
     Second quarter 2007 net income was $3.8 million or 16 cents per diluted share, after giving effect to the combined 16 cent reduction for these closed-end fund expenses, as compared to net income of $8.1 million, or 34 cents per diluted share for the year-earlier quarter. Net income represents approximately 23 percent of the operating companies’ results.
     “The payment of these one-time fees will have a long-term positive effect on our closed-end fund business,” said Patrick H. Dudasik, chief operating officer and chief financial officer. “We expect the termination of these remaining closed-end fund compensation agreements to benefit future earnings by one-and-a-half cents per diluted share annually. Additionally, our new CHW fund will further diversify our management fee base.”
     In addition to the June initial public offering of CHW, recent company developments included:
•	In June, the firm launched and invested $30 million in its new Calamos Total Return Bond Fund, a broadly diversified fixed-income portfolio that seeks total return consistent with preservation of capital. The fund dynamically allocates its investments across the broad sectors of the U.S. investment-grade bond market.
•	The company introduced the Calamos Government Money Market Fund in May, which is designed for institutional clients and invests exclusively in U.S. government obligations.
•	In July, a subsidiary of Calamos Asset Management completed a private debt offering of $375 million aggregate principal amount of senior unsecured notes. Calamos intends to use the net proceeds of the offering to develop and invest in its products, including new and existing mutual funds and alternative investment products, and for general corporate purposes.
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•	Calamos repurchased 787,800 shares in May, representing 3.4 percent of its outstanding Class A shares, at an aggregate cost of $18.8 million and an average cost of $23.91 per share. Calamos may purchase up to an additional 1.2 million of its outstanding Class A common shares under its previously announced 2 million share repurchase program in order to enhance shareholder value and offset share issuances under its incentive compensation plan.
•	The board of directors declared a regular quarterly dividend of 11 cents per share, payable on Aug. 22, 2007 to shareholders of record on Aug. 14, 2007.
     “We continued our tradition of offering new and innovative blended strategies in the second quarter,” said John P. Calamos, Sr., chairman and chief executive officer. “We are particularly pleased with the strong response to our new CHW closed-end fund despite competition from quite a few other closed-end fund offerings. In addition, we launched two open-end funds in the quarter, the Calamos Total Return Bond Fund and the Calamos Government Money Market Fund.”
     The company had $43.8 billion in assets under management at June 30, 2007, an increase of 3 percent from the first quarter 2007. Second quarter 2007 assets under management reflected the $840 million initial public offering of the Calamos Global Dynamic Income Fund, its fifth closed-end fund.
     Second quarter 2007 revenues were $114.8 million, an 8 percent decrease from $124.4 million for the second quarter of 2006, largely due to lower average assets under management in equity and convertible strategies. Operating expenses were $93.8 million, a 46 percent increase from $64.4 million in the prior-year quarter. The increase in operating expense was due primarily to marketing and sales promotion expenses related to the two one-time closed-end fund payments (previously described) and higher employee compensation and benefits expenses, which reflected staff additions in the investment management, information services, sales and marketing functions.
     Operating income was $20.9 million for the second quarter of 2007, compared with $59.9 million for the same period a year ago. Operating margin was 18.2 percent for the second quarter of 2007 and 48.2 percent for the year-earlier period. Total other income (expense), net for the second quarter of 2007 was $5.9 million, an increase of $7.8 million from the same period a year ago, principally due to market appreciation on partnership securities. Second quarter 2007 net income was $3.8 million, or 16 cents per diluted share. In comparison, net income for the year-earlier quarter was $8.1 million, or 34 cents per diluted share.
     For the six months ended June 30, 2007, Calamos reported revenues of $230.5 million, a 6 percent decrease from $245.0 million for the first half of 2006, driven by lower average assets under management in equity and convertible strategies. Operating expenses were $159.4 million, a 26 percent increase from $126.4 million in the same quarter a year ago. The operating expense increase was due primarily to marketing and sales promotion expenses related to the two one-time closed-end fund payments (previously described) and higher employee compensation and benefits expenses, which reflected staff additions in the investment management, information services, sales and marketing functions.
     Operating income was $71.1 million for the first half of 2007, versus $118.6 million for the first half of 2006. Operating margin was 30.8 percent for the first six months of 2007 and 48.4 percent for the year-earlier period. Net income was $11.3 million for the first half of 2007,
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versus $17.1 million for the first half of 2006. Diluted earnings per share were 48 cents per share for the first half of 2007, compared with 73 cents per share for the first half of 2006.
     When evaluating the company’s operations, management adjusts operating expenses, operating income, net income and diluted earnings per share to exclude the adverse effect of the two one-time marketing and sales promotion expenses related to its closed-end fund business, as presented in Table A, as these one-time expenses are not expected to impact future periods. However, adjusted results are not, and should not be construed as, a substitute for results computed in accordance with accounting principles generally accepted in the United States (GAAP).
•	Calamos incurred a one-time expense of $19.5 million, or 12 cents per diluted share, by terminating its remaining two agreements that required Calamos to make recurring payments of approximately $2.6 million annually based on the assets of two Calamos closed-end funds. Terminating these agreements is expected to have a positive after-tax impact of approximately 1.5 cents per diluted share annually.
•	Calamos incurred $6.9 million, or 4 cents per diluted share, in one-time aggregate structuring fees related to its CHW closed-end fund offering.
     Second quarter 2007 operating expenses, as adjusted were $67.4 million, a 5 percent increase from $64.4 million in the prior-year quarter. Operating income, as adjusted was $47.3 million for the second quarter of 2007, compared with $59.9 million for the same period a year ago. Operating margin, as adjusted was 41.2 percent versus 48.2 percent for the year-earlier period. Second quarter 2007 net income, as adjusted was $7.4 million, or 32 cents per diluted share. In comparison, net income for the year-earlier quarter was $8.1 million, or 34 cents per diluted share. For the six months ended June 30, 2007, operating expenses, as adjusted were $133.0 million, a 5 percent increase from $126.4 million in the same quarter a year ago. Operating income, as adjusted was $97.5 million, versus $118.6 million for the first half of 2006. Operating margin, as adjusted was 42.3 percent, compared with 48.4 percent for the year-earlier period. Net income, as adjusted was $14.9 million for the first half of 2007, versus $17.1 million for the first half of 2006. Diluted earnings per share, as adjusted were 63 cents per share for the first half of 2007, compared with 73 cents per share for the first half of 2006.
     At June 30, 2007, the company had $33.3 billion in mutual funds and $10.5 billion in separate accounts, for a total of $43.8 billion in assets under management. Assets under management decreased 4 percent during the 12 months ended June 30, 2007, due to $6.7 billion in net redemptions, partially offset by $4.7 billion in net market appreciation. Average assets under management were $43.5 billion for the second quarter of 2007, a decrease of 7 percent from $46.9 billion for the same period of 2006.
     For the first six months of 2007, assets fell 2 percent from $44.7 billion at year-end 2006. However, assets under management increased 3 percent from April 1 through June 30, 2007 due to $2.6 billion in market appreciation, partially offset by $1.3 billion in net redemptions.
     Management will hold an investor conference call at 5 p.m. Eastern time on Tuesday, July 24. To access the live call and view management’s presentation, click on the Investor Relations tab at www.calamos.com. Alternatively, participants may listen to the live call by dialing 800-374-2572 (706-679-3532 outside the U.S.). Management’s presentation and a replay of the call will be available until Aug. 24 by clicking on the Investor Relations tab at www.calamos.com. Until the end of the day on July 27, an audio replay will be available by
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dialing 800-642-1687 (706-645-9291 outside the U.S.) and entering conference ID number 4588259.
     Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified investment firm offering equity, fixed-income, convertible and alternative investment strategies, among others. The firm serves institutions and individuals via separately managed accounts and a family of open-end and closed-end funds, offering a risk-managed approach to capital appreciation and income-producing strategies. For more information, visit www.calamos.com.
     From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in the company’s annual and quarterly reports filed with the U.S. Securities and Exchange Commission.
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Calamos Asset Management, Inc.
Unaudited Consolidated Condensed Statements of Operations
(in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Investment management fees	$78,313	$84,328	$156,788	$165,807
Distribution and underwriting fees	35,560	38,997	71,741	77,137
Other	894	1,028	1,938	2,027

Total revenues	114,767	124,353	230,467	244,971
Expenses:
Employee compensation and benefits	22,512	18,287	43,278	37,293
Distribution and underwriting expense	25,196	25,864	50,223	50,829
Amortization of deferred sales commissions	7,278	8,123	15,156	15,863
Marketing and sales promotion	29,731	4,487	33,213	7,710
General and administrative	9,118	7,645	17,510	14,704

Total operating expenses	93,835	64,406	159,380	126,399

Operating income	20,932	59,947	71,087	118,572
Total other income (expense), net.	5,853	(1,936)	8,990	4,095

Income before minority interest in Calamos Holdings LLC and income taxes	26,785	58,011	80,077	122,667
Minority interest in Calamos Holdings LLC	20,367	44,486	61,075	94,109

Income before income taxes	6,418	13,525	19,002	28,558
Income taxes	2,613	5,424	7,663	11,452

Net income	$3,805	$8,101	$11,339	$17,106

Earnings per share, basic	$0.17	$0.35	$0.49	$0.74

Weighted average shares outstanding, basic	22,846,901	23,161,998	23,084,223	23,161,998

Calculation of earnings per share, diluted, assuming exchange of membership units:
Income before minority interest in Calamos Holdings LLC and income taxes	$26,785	$58,011	$80,077	$122,667
Impact of income taxes	10,906	23,262	32,295	49,189

Earnings available to common shareholders	15,879	34,749	47,782	73,478

Earnings per share, diluted	$0.16	$0.34	$0.48	$0.73

Weighted average shares outstanding, diluted	100,289,411	100,845,107	100,525,789	100,823,214

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Calamos Asset Management, Inc.
Assets Under Management
(in millions)

	Quarter Ended June 30,		Change
	2007	2006	Amount	Percent

Mutual Funds
Beginning assets under management	$32,086	$35,392	$(3,306)	9%
Net purchases (redemptions)	(766)	654	(1,420)	217
Market appreciation (depreciation)	1,966	(1,829)	3,795	207

Ending assets under management	33,286	34,217	(931)	3

Average assets under management	32,979	34,948	(1,969)	6

Separate Accounts
Beginning assets under management	10,464	12,209	(1,745)	14
Net purchases (redemptions)	(540)	(124)	(416)	335
Market appreciation (depreciation)	601	(490)	1,091	223

Ending assets under management	10,525	11,595	(1,070)	9

Average assets under management	10,565	11,985	(1,420)	12

Total Assets Under Management
Beginning assets under management	42,550	47,601	(5,051)	11
Net purchases (redemptions)	(1,306)	530	(1,836)	346
Market appreciation (depreciation)	2,567	(2,319)	4,886	211

Ending assets under management	43,811	45,812	(2,001)	4

Average assets under management	$43,544	$46,933	$(3,389)	7%

	At June 30,		Change
	2007	2006	Amount	Percent

Mutual Funds
Open-end funds	$25,996	$28,087	$(2,091)	7%
Closed-end funds	7,290	6,130	1,160	19

Total mutual funds	33,286	34,217	(931)	3

Separate Accounts
Institutional accounts	4,710	5,460	(750)	14
Managed accounts	5,677	6,038	(361)	6
Alternative investments	138	97	41	42

Total separate accounts	10,525	11,595	(1,070)	9

Ending assets under management	$43,811	$45,812	$(2,001)	4%

	At June 30,		Change
	2007	2006	Amount	Percent

Assets by Strategy
Equity	$21,002	$24,798	$(3,796)	15%
Balanced	13,651	12,053	1,598	13
Convertible	4,641	5,347	(706)	13
High Yield	2,930	2,878	52	2
Alternative	1,510	736	774	105
Money Market	47	—	47	NM
Fixed Income	30	—	30	NM

Ending assets under management	$43,811	$45,812	$(2,001)	4%

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Table A
Calamos Asset Management, Inc.
Reconciliation of Non-GAAP Financial Measures
     This earnings release announcing results of operations for the three and six months ended June 30, 2007 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:
•	Operating expense, as adjusted

•	Operating income, as adjusted

•	Net income, as adjusted

•	Diluted earnings per share, as adjusted
     In evaluating operating performance, management considers operating expense, operating income, net income and diluted earnings per share, each calculated in accordance with GAAP, as well as each item on an as-adjusted basis, which constitute non-GAAP financial measures. Items presented on an as-adjusted basis exclude the impact of terminating the two closed-end fund additional compensation agreements and the CHW closed-end fund structuring fees. As these one-time items are not expected to impact future periods, management believes that excluding these items better enables it to evaluate the company’s operating performance relative to prior periods. Management considers these non-GAAP financial measures when evaluating the company’s performance and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s operations for the periods compared.
     The following table provides a reconciliation of non-GAAP financial measures to the most directly comparable financial measures under GAAP for the three and six months ended June 30, 2007 and 2006 (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating expenses	$93,835	$64,406	$159,380	$126,399
Termination of closed-end fund compensation agreements	19,500	—	19,500	—
Closed-end fund structuring fees	6,904	—	6,904	—

Operating expenses, as adjusted	$67,431	$64,406	$132,976	$126,399

Operating income	$20,932	$59,947	$71,087	$118,572
Termination of closed-end fund compensation agreements	19,500	—	19,500	—
Closed-end fund structuring fees	6,904	—	6,904	—

Operating income, as adjusted	$47,336	$59,947	$97,491	$118,572

Net income	$3,805	$8,101	$11,339	$17,106
Termination of closed-end fund compensation agreements	2,634	—	2,634	—
Closed-end fund structuring fees	933	—	933	—

Net income, as adjusted	$7,372	$8,101	$14,906	$17,106

Diluted earnings per share	$0.16	$0.34	$0.48	$0.73
Termination of closed-end fund compensation agreements	0.12	—	0.11	—
Closed-end fund structuring fees	0.04	—	0.04	—

Diluted earnings per share, as adjusted	$0.32	$0.34	$0.63	$0.73

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